Exhibit 99.1

PRESS RELEASE

HOUSE OF BRUSSELS TO APPOINT VETERAN INVESTMENT BANKER
CORBIN R. MILLER TO BOARD OF DIRECTORS

Houston, TX - May 12, 2005 - William F. Donovan, M.D., Chairman of House of Brussels Chocolates (“Brussels” or “HBSL”) (OTC BB: HBSL) is pleased to announce the appointment of Corbin R. Miller to HBSL’s Board of Directors. As an independent “outside” director, Mr. Miller will be our financial expert on HBSL’s audit committee.

Corbin Miller is currently Managing Director of Continuum Ventures in New York, NY. Miller, who started his career with J.P. Morgan in 1972, has over thirty years of experience in investment banking. From 1979 to 1990, he was with J. Henry Schroder Bank and Trust Company first as Vice President, Head of Corporate Finance and later as Senior Vice President and Chief Operating Officer. From 1990 to 1992, he was Managing Director of Regent Partners Incorporated, New York, NY and Denver, CO. From 1992 to 1995, he was Executive Vice President and Head of Corporate Finance of Greenwich, CT based S.N. Phelps & Co. From 1995 to 1996, Miller was Executive Vice President, Director and Chief Financial Officer of Carey International, Inc., Washington, DC. From 1996 to 1999, he was President, Founding Partner and CEO of San Francisco based Lombard North America Inc., a $100 million private equity fund.

Miller commented on his appointment, “For the last fifteen years, I have devoted my career to working with and investing in smaller, primarily private, enterprises. Rarely have I found a board and management team with the dedication, talent and determination to succeed that I see in House of Brussels. I believe the interests of management and the board are aligned with those of our public shareholders, and I’m excited about working with everyone at House of Brussels Chocolates to build significant value in the coming years.”

William Donovan, M.D., Chairman stated, “It is with great pleasure that I welcome Corbin aboard. His vast experience in the financial industry and extensive experience with corporate compliance and financial reporting will add greatly to our Company and our audit committee. As an independent Director, Corbin will advise HBSL’s Board in his areas of expertise. Donovan went on to say, “Corbin’s addition to our Board of Directors brings to five the number of top level executives that Brussels has added as non-management Directors in the past fourteen months. The others include Rick Siemens, Co-Chairman of Sunday Communications, (NASDAQ: SDAY), Dr. William Donovan, former Chairman and Founder of DRCA Medical/Integrated Orthopedics, a former American Stock Exchange listed company, Hal Kahn, previous Chairman and CEO of Macy’s East and Dale Frey, former President, CEO and Chairman of D.E. Frey & Company, Inc. Donovan concluded, “In light of senior exchange requirements that a majority of the Board of Directors be “independent”, HBSL is pleased that Mr. Miller meets the parameters of the independence test and moves Brussels’ one step closer to that goal. He is a welcome addition to Brussels’ Board of Directors and we look forward to putting his formidable experience to work for us.”

About House of Brussels Chocolates Inc. (OTC BB: HBSL)
For more than 20 years, House of Brussels Chocolates ( www.brusselschocolates.com ) has manufactured and distributed high-end, award-winning chocolates. In addition to its house brands made at state-of-the-art facilities in California and British Columbia, HBSL offers customized chocolate products, turnkey packaging solutions and private label brand development for numerous North American retailers, including: Walgreens; Nordstroms; Suzanne Somers; Sun-Maid; Schokinag and many other companies. DeBas Chocolatier, a wholly owned subsidiary of HBSL, produces the company’s artisan chocolates. Every piece of DeBas chocolate is handcrafted to be a true work of art that is distinctly superior in quality and taste. DeBas is also celebrated for specialty products such as chocolate-covered coffee beans, fruits and nuts. The DeBas factory is certified as organic by the State of California, in addition to being Orthodox Kosher certified.

Safe Harbor: Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" as defined by federal law. Although the Company believes such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. They are subject to various risks, including uncertainties regarding timing, and capital availability, as discussed in detail in House of Brussels quarterly and annual reports filed with the SEC.

Contact:	Grant Petersen

Telephone:	1.800.661.1524
Email:	info@hobc.us